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Exhibit 99.1

GREAT LAKES COMPLETES SALE OF OSCA TO BJ SERVICES
After-Tax Proceeds Approximate $200 Million

FOR MORE INFORMATION:
Jeff Potrzebowski—Analysts
Michael Altman—Media
(1) 317 715 3027

        INDIANAPOLIS, Indiana—May 31, 2002—Great Lakes Chemical Corporation (NYSE:GLK) today announced that it has completed the sale of its entire 53.2% holding in OSCA, Inc. (NASDAQ:OSCA) to BJ Services Company (NYSE:BJS; CBOE).

        BJ Services acquired all of the shares of OSCA, including the holdings of OSCA's public shareholders. Great Lakes' share of the purchase price is $221 million, with net after-tax proceeds of approximately $200 million.

        "The sale of OSCA represents another important step in positioning Great Lakes for the future," said Mark Bulriss, chairman, president and chief executive officer of Great Lakes. "The transaction not only allows Great Lakes to focus on growth opportunities in our core water treatment, polymer additives and performance chemicals businesses, it meaningfully reduces our debt leverage and provides us with one of the strongest balance sheets in the industry."

        He added, "For nearly 20 years, OSCA has contributed to Great Lakes' earnings and cash flows. However, it's clear that our ability to deliver growth and create value will be enhanced by separating the two companies. We believe the sale represents an excellent value for our shareholders and the shareholders of OSCA."

Forward Looking Statement

        This press release contains forward-looking statements involving risk and uncertainties that affect the company's operations as discussed in Great Lakes Chemical Corporation's Annual Report on Form 10-K and OSCA's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance the companies' expectations will be realized.

        Great Lakes Chemical Corporation is the world's leading producer of certain specialty chemicals for such applications as water treatment, flame retardants, polymer stabilizers, fire extinguishants and performance chemicals. The stock of the company is traded on the New York Stock Exchange.

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  Exhibit 99.1